EXHIBIT 10.1

SECOND AMENDED AND RESTATED LEASE AGREEMENT

LANDLORD:        UNIVERSITY RESEARCH PARK, INCORPORATED

TENANT:             EXACT SCIENCES CORPORATION

PROPERTY:         441 Charmany Drive
Madison, Wisconsin 53719

DATE:                  September 28, 2018

303024619 v1

UNIVERSITY RESEARCH PARK

SECOND AMENDED AND RESTATED LEASE AGREEMENT

This Second Amended and Restated Lease Agreement (this “Lease”) dated September 28, 2018, is made by and between University Research Park, Incorporated, a Wisconsin non-stock corporation (hereinafter referred to as “Landlord”), and Exact Sciences Corporation, a Delaware corporation (hereinafter referred to as “Tenant”).

RECITALS:

A.Landlord and Tenant entered into a Lease on November 1, 2009, as amended by Amendment One to Lease Agreement dated November 1, 2010, as further amended by Amendment Two to Lease Agreement dated March 1, 2012, as further amended by Amendment Three to Lease Agreement dated November 20, 2014, and as amended and restated by the Amended and Restated Lease Agreement dated October 28, 2016, pursuant to which Tenant leases certain premises in the property at 441 Charmany Drive, Madison, Wisconsin (collectively, the “Original Lease”); and

B.Pursuant to the Master Agreement between Landlord and Tenant dated July 3, 2018 (the “Master Agreement”), Landlord and Tenant have agreed to amend the Original Lease as provided therein. Accordingly, Landlord and Tenant agree that, effective as of the Master Closing Date under the Master Agreement (the “Master Closing Date”), the Original Lease shall be amended, restated and replaced in its entirety by this Lease.

IT IS HEREBY AGREED, by and between the parties hereto, in consideration of the covenants and agreements set forth in this Lease, as follows:

1. PREMISES AND TERM

1.1. Leased Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord on the terms and provisions and subject to the conditions hereinafter set forth in this Lease, the following described premises (the “Leased Premises”):

All of the space in that certain building identified as 441 Charmany Drive, Madison, Dane County, Wisconsin (the “Building”), consisting of approximately 35,000 rentable square feet, as shown on Exhibit A attached hereto.

The Building is located on the land described on Exhibit B attached hereto (the “Property”). The Leased Premises leased to Tenant do not include the land under the Building or the roof or outer walls of the Building, but Tenant does have the non-exclusive rights to use the Common Areas as described in Section 5.1. Neither Landlord nor Tenant may increase or decrease the floor area of the Building except by mutual agreement and amendment to this Lease.

1.2. Term of Lease, Early Termination. Subject to extension as provided in Section 1.3, the term of this Lease (the “Term”) shall begin on the Master Closing Date (the “Commencement Date”) and shall end at midnight on February 28, 2025 (the “Initial Term”). Provided Tenant is not then in default under this Lease, Tenant may terminate this Lease (“Early Termination Right”) effective as of October 31, 2020 (the “Early Termination Date”), provided that (i) Tenant gives Landlord written notice on or before February 1, 2020, of Tenant’s exercise of the Early Termination Right and (ii) Tenant pays to Landlord, on or before the Early Termination Date, the amount of Two Hundred Thousand Dollars ($200,000.00) as an early termination fee to compensate Landlord for the unamortized balance of the Interior Allowance provided under Section 1.6 below.

1.3. Option to Extend. Provided (i) Tenant is not then in default under this Lease or the lease between Landlord and Tenant for Innovation One, or the tenant thereunder is not then in default under the lease between Landlord and Tenant’s affiliate, Exact Sciences Development Company, LLC, for the building at 501 Charmany Drive, Madison, Wisconsin, (ii) Tenant has never accrued more than One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) in arrears since the commencement of the Original Lease, or (iii) this Lease has not been assigned or transferred to any unrelated third party, Tenant shall have two (2) options to extend the Initial Term of this Lease for a term of five (5) years each upon providing Landlord written notice eighteen (18) months before the end of the then-current Term (“Extended Term 1” and “Extended Term 2,” respectively). Base Rent (as defined below) for Extended Term 1 and Extended Term 2, as applicable, shall be the “Fair Market Rental” for the Leased Premises, as defined and determined pursuant to attached Exhibit G. Tenant’s option to extend contained herein shall accrue to any assignee of this Lease which is an affiliate or subsidiary of Tenant, subject to all terms above.

1.4. Security Deposit. Landlord acknowledges that Tenant has heretofore deposited with Landlord a security deposit in the total amount of Forty Five Thousand Two Hundred Eight and 33/100 Dollars ($45,208.33), as security for the performance of the obligations hereof by Tenant. This security deposit shall be returned to Tenant within sixty (60) days following the termination of this Lease, less any amount appropriately applied by Landlord.

1.5. Condition of Improvements. Tenant acknowledges that, as of the Commencement Date, it is in possession of the Leased Premises, and accepts the Leased Premises in AS-IS, WHERE-IS condition without any representations or warranties with respect to said condition. Tenant hereby agrees to supply as-built drawings and final and total costs of any improvements made to the Leased Premises during the Term no later than sixty (60) days following completion of said improvements.

1.6. Allowance. Landlord shall provide an allowance to Tenant of $100,000.00 (the “Exterior Allowance”) to reimburse Tenant for costs of improvements for a grade-level pedestrian connection to the Building, with walks, canopies, lighting, seating, snow melt, and other aesthetic features and improvements as mutually designed by Tenant and Landlord, provided that such improvements are completed by Tenant during the period commencing January 1, 2019 and ending December 1, 2020. In addition, Landlord shall provide an additional allowance to Tenant of $10.00 per square foot (the “Interior Allowance”) to reimburse Tenant for costs of improvements for interior features and improvements as proposes and mutually agreed upon by Tenant and Landlord, provided that such improvements are completed by Tenant during the period commencing January 1, 2019 and ending December 1, 2020, and provided further that Tenant has not theretofore exercised its Early Termination Right. Such improvements shall be performed in compliance with the provisions of this Lease, and the Interior Allowance and Exterior Allowance, as applicable, shall be disbursed to Tenant within thirty (30) days following Landlord’s confirmation that the relevant improvements have been completed in accordance with plans and specifications approved by Landlord, and receipt by Landlord of Tenant’s verification of costs and all applicable releases and waivers of liens.

Additionally, if Tenant exercises Extended Term 1 Landlord shall provide an allowance to Tenant of $5.00 per square foot (the “Extended Term Allowance”) to reimburse Tenant for costs of improvements to the Premises as mutually approved by Tenant and Landlord.  Such improvements shall be performed in compliance with the provisions of this Lease, and the Extended Term Allowance shall be disbursed to Tenant within thirty (30) days following Landlord’s confirmation that the improvements have been completed in accordance with plans and specifications approved by Landlord, and receipt by Landlord of Tenant’s verification of costs and all applicable releases and waivers of liens.

1.7. Parking.

(a) Parking Allocation. Tenant shall have parking rights to 117 stalls (the “Parking Allocation”) in the surface parking lot on the Property (the “Surface Lot”), subject to relocation in the Parking District (as defined in the Master Agreement, and as currently depicted on attached Exhibit C, subject to modification by Landlord from time to time), at locations to be designated by Landlord from time to time to accommodate construction relating to the redevelopment of University Research Park (the “Park”), and, if the number of stalls in the Surface Lot are permanently reduced due to development by Landlord of the Property, such stalls will be replaced by stalls located elsewhere in the Parking District and/or in new structured parking on the Surface Lot, if any, that Landlord elects to develop. The parking stalls for the Building shall be located as close to the Building as possible with reasonable allocations to other tenants and occupants of the Park. Tenant shall use diligent and good faith efforts to have its employees utilize available parking in the Surface Lot before utilizing other Parking District stalls. If Tenant requires additional parking beyond the allocation set forth above after such parking is fully utilized by its employees, then Landlord shall use diligent and good faith efforts to provide such additional stalls (“Supplemental Stalls”) to Tenant to the extent needed to meet such need, and EXAS agrees to relinquish such Supplemental Stalls from time to time if no longer needed to serve EXAS’s parking needs.

(b) Parking Rent through End of Term. During the Term (including extensions through the end of Extended Term 2, if applicable), (i) no parking rent will be charged for parking in the Surface Lot or other surface parking in the Parking District, and (ii) parking rent shall be payable for any Supplemental Stalls located in structured parking facilities at prevailing market rates.

(c) Parking Rights beyond End of Initial Term. If the Term of this Lease is extended beyond the Initial Term, then with respect to Extended Term 1 only, the Parking Allocation shall be a minimum of 3 stalls per 1,000 rentable square feet of the Leased Premises leased during Extended Term 1; provided, however, that if Innovation One is not concurrently leased by Tenant or Tenant’s affiliate for a term that is at least coextensive with Extended Term 1, the Parking Allocation during Extended Term 1 shall be a minimum of 2.25 stalls per 1,000 rentable square feet of the Leased Premises leased during Extended Term 1. The stalls in the Parking Allocation during Extended Term 1, if any, shall be at locations within the Parking District to be designated by Landlord from time to time; provided, however, such stalls shall be located as close to the Building as possible with reasonable allocations to other tenants and occupants of the Park. Parking rent shall be payable for the Parking Allocation during Extended Term 1 at prevailing market rates; provided, however, that no parking rent will be charged for parking provided in the Surface Lot or other surface parking in the Parking District to the extent then-prevailing comparable suburban market surface parking is also at no charge. The foregoing provisions of this Section 1.7(c) shall not be construed to create an option or right to a specified Parking Allocation if the Term is extended for Extended Term 2, and if the Term is extended for Extended Term 2, the Parking Allocation for Extended Term 2 shall be determined by mutual agreement of Landlord and Tenant and amendment to this Lease.

1.8. Building Expansion. Until the earlier of (i) the expiration or termination of this Lease, or (ii) the last day of the Development Protection Period (as defined in Exhibit C of the Master Agreement), Tenant will have the exclusive right to collaborate with Landlord on the expansion of the Building, consistent with the overall development goals for the Park as set forth in Recital A of the Master Agreement, and Landlord will negotiate in good faith with Tenant for such expansion on market terms, which may include the requirement to remove the temporary addition on the south facade of the Building which was installed by Tenant (the “Temporary Addition”) and restoration of the Property affected thereby. The foregoing exclusive right shall terminate upon any monetary default by Tenant under this Lease that remains uncured after three (3) months or more, even if subsequently cured.

2. RENT

2.1. Base Rent. Tenant shall pay to Landlord at its office in Madison, Wisconsin, or such other place as Landlord may designate in writing, and without any deduction or offset whatsoever, the following amounts in advance on or before the first day of each calendar month during the Term indicated (“Base Rent”):

Term	Base Rent per Square Foot*	Monthly Amount
Commencement Date — 10/31/2018	$15.97	$46,579.17
11/01/2018 — 10/31/2019	$16.45	$47,979.17
11/01/2019 — 10/31/2020	$16.94	$49,408.33
11/01/2020 — 10/31/2021	$17.45	$50,895.83
11/01/2021 — 10/31/2022	$17.45	$50,895.83
11/01/2022 — 10/31/2023	$17.80	$51,913.75
11/01/2023 — 10/31/2024	$18.15	$52,952.02
11/01/2024 — 2/28/2025	$18.52	$54,011.06

*The Base Rent per Square Foot listed above reflects increases of three percent (3%) annually.

2.2. Additional Rent.  During the Term, in addition to Base Rent, Tenant shall pay as part of the consideration for this Lease and as additional rent, all additional amounts due under this Lease including, but not limited to, Tenant’s Proportionate Share (defined below) of real estate taxes, CAM Charges (as defined below), annual CAM reimbursements affiliated with Capital Repairs (defined below), and Landlord’s insurance in accordance with Section 6.1 below and all utilities attributable to the Leased Premises, the Building, and the Property (collectively, “Additional Rent”). Landlord reserves the right to deviate from the estimates so that the amounts due as Additional Rent for the Leased Premises are consistent with the amounts due as Additional Rent as determined by the more detailed provisions pertaining thereto within this Lease. Consistent with the forgoing, Tenant agrees to pay those amounts, if any, in excess of the estimates set forth above. Additional Rent shall be payable in monthly installments except as otherwise expressly provided in this Lease. The term “Tenant’s Proportionate Share” for any particular Additional Rent charge shall be defined as the rentable square footage of the Leased Premises divided by the rentable square footage of all the space that shares in such charge. For Common Area elements used exclusively by Tenant as the Tenant of the Leased Premises Tenant’s Proportionate Share, is equal to one hundred percent (100%); provided, however, that if the “Knowledge Lane” right-of-way is constructed in the Common Area for the Property, CAM Charges shall exclude the development costs of Knowledge Lane.

2.3. Past Due Rent. If Tenant shall fail to pay when due any Base Rent or Additional Rent, and such amount shall not be paid within ten (10) days after written notice from Landlord to Tenant that such amount was not paid on the date when due, such unpaid amounts shall thereafter bear interest from the due date thereof to the date of payment at the rate of ten percent (10%) per annum or the prime interest rate then charged by the U.S. Bank National Association or its successors or assigns, whichever is greater.

2.4. Real Estate Taxes. Landlord shall pay all general taxes on the Building and the Property, including all general real estate taxes, personal property taxes on Landlord’s personal property located at the Property and installments for special assessments arising during the Term. In event any special assessments or similar charges are levied against the Building and/or the Property, Landlord shall either (1) elect to defer such payments over the longest period allowed by law and Tenant shall only be required to pay such installments thereof which accrue and are payable during the Term, or (2) if Landlord chooses in its sole discretion to pay such special assessments or similar charges in whole or in accord with a payment schedule shorter than the longest payment schedule allowed by law, then Tenant shall pay to Landlord in equal monthly installments only that portion of the total special assessments or charges that would accrue and be payable during the Term if the special assessments or charges were deferred over the longest period allowed by law. Tenant agrees to reimburse Landlord for Tenant’s Proportionate Share of such taxes and assessments. Tenant’s obligation for each tax described in this section shall be further prorated for the first year of this Lease between Landlord and Tenant as of the Commencement Date of this Lease. Tenant’s obligation for each tax described in this section shall be further prorated for the last year of the Term as of the last day of the Term.

Tenant shall, upon notice from Landlord, pay in escrow to Landlord one-twelfth (1/12) of Tenant’s Proportionate Share of the estimated annual real estate taxes, personal property taxes and installments for special assessments for the Building and Property on the first day of each month after such request, provided, however, that if the sum of such installments shall be less than the total amount of Tenant’s Proportionate Share of such taxes, Tenant shall pay such deficiency at least thirty (30) days after Landlord’s written request therefore, taking into account any installment payment arrangements offered by the taxing authority without the imposition of any finance charge, penalty or other cost. Tenant’s escrow payment shall be applied by Landlord to the payment of the taxes on the Building and Property. At the termination of this Lease, Tenant shall pay Landlord for Tenant’s Proportionate Share of taxes for that portion of the termination year this Lease is in effect. Once Tenant’s Proportionate Share of taxes for that portion of the termination year this Lease is in effect is known, Landlord shall send Tenant an invoice indicating Tenant’s Proportionate Share of taxes. Tenant shall pay Landlord’s invoice within thirty (30) days of receipt of Landlord’s invoice. Any payment by Tenant in excess of its Proportionate Share of taxes for any tax year shall be refunded to Tenant as soon as reasonably practicable.

Upon the reasonable request of Tenant, Landlord agrees to work with Tenant in good faith and with due diligence to contest taxes levied against the Building and/or Property. Tenant shall be responsible for any and all reasonable out-of-pocket costs incurred by Landlord while acting under Tenant’s request to contest taxes levied against the Building and/or Property, including attorneys’ or other professional fees.

As of the Commencement Date, the Leased Premises is classified as manufacturing by the State of Wisconsin Department of Revenue. Tenant agrees to make available to Landlord all information deemed necessary by Landlord for the complete and truthful submission of Landlord’s manufacturing property tax returns.

3. INSTALLATIONS, REPAIRS AND MAINTENANCE OF LEASED PREMISES

3.1. Maintenance by Tenant. Tenant shall at all times keep the Leased Premises and all partitions, doors, fixtures, equipment and appurtenances thereof (including but not limited to electrical, lighting, HVAC, and plumbing equipment, lines and fixtures servicing the Leased Premises) in good order, condition and repair, reasonable wear and tear excepted. Tenant shall enter into service contracts, reasonably acceptable to Landlord, on all heating, ventilating and air conditioning units, including but not limited to changing filters, checking belts and oiling of units. If Tenant refuses or neglects to repair the property as required hereunder and to the reasonable satisfaction of Landlord as soon as reasonably possible after written demand, Landlord may make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant’s property or to Tenant’s business by reason thereof and upon completion thereof, Tenant shall pay Landlord’s reasonable costs for making such repairs plus twenty percent (20%) for overhead, upon presentation of bill therefor, as Additional Rent as per Section 2.2. When used in this section, the term “repairs” shall include capital repairs, replacements and renewals when necessary and all such repairs shall be equal in quality and class of original work. Repairs or replacements under this Section may be considered to be “Capital Repairs” if a) the repair exceeds $5,000 in cost, b) the repair or replacement provides an improvement to the Building for a period of time exceeding the Term of the Lease, c) the repair or replacement is not remedying an improvement previously made by Tenant, and d) the repair or replacement is not to improvements or fixtures unique to Tenant’s business (including, but not limited to, trade fixtures, systems, and improvements unique to Tenant’s operations). For example, a toilet replacement may qualify as a Capital Repair, however a rooftop exhaust system serving Tenant’s fume hoods would not.

At Tenant’s request, Landlord will reimburse Tenant for 100% of the actual costs (including reasonable consulting or engineering costs) incurred by Tenant to complete a Capital Repair, provided Tenant and Landlord agree, prior to incurring the expense, to i) the proposed Capital Repair scope of work and its specifications, ii) the exact expenditure to be reimbursed by Landlord, iii) the names of any vendors or contractors to be performing the Capital Repair, iv) the anticipated useful life (in years) of the proposed Capital Repair, and v) the annual amount of the exact expenditure supplied by Tenant to Landlord hereunder to be recovered by Landlord as a CAM Charge. In regard to the foregoing item (v), Landlord and Tenant agree that Landlord shall be entitled to recover from Tenant CAM reimbursements affiliated with Capital Repairs equal to the cost of such Capital Repair amortized over the useful life agreed upon under (iv) above on a straight line basis. For example, in the event the Building is in need of new HVAC units with an agreed upon useful life of 15 years which are not unique to Tenant’s business at a cost of $150,000, then Tenant would pay Landlord $10,000 per year in Additional Rent toward this Capital Repair during the Term of the Lease.

Landlord will reimburse Tenant for previously approved Capital Repairs upon the completion of all of the following: a) Tenant’s request for reimbursement, b) Landlord’s inspection of the work and reasonable approval of substantial completion, and c) Tenant’s submission of actual invoices and full and complete lien waivers. For approved Capital Repairs reimbursed by Landlord, Tenant agrees to pay Landlord the amortized cost of the Capital Repairs as Additional Rent (defined in Section 2.2) assuming an amortization period equal to the agreed-upon anticipated useful life.

Unless otherwise agreed to by the parties hereto, Tenant shall coordinate all Capital Repairs. Tenant shall be solely responsible for all repairs and Capital Repairs required due to the negligence of willful misconduct of its employees, agents, or contractors.

3.2. Maintenance by Landlord. Landlord shall at its sole cost and expense without reimbursement from Tenant, keep, repair, maintain and replace the foundations, exterior walls, roof and all other interior and exterior structural elements of the Leased Premises, the Building, and the Common Area, including any utility lines and equipment servicing the Leased Premises but located outside the Building, in good order, condition and repair and shall have access to the Leased Premises for such purpose, but Landlord shall not be required to make any such repairs which become necessary or desirable by reason of the negligence of Tenant, its agents, servants, employees or customers. Landlord shall also, subject to reimbursement from Tenant as provided in the Section 5.5 below, make all Capital Repairs under this section to the Property, the Building, and the Common Area as well as make all routine repairs and maintenance of the Common Area in order to keep them in good order, condition and repair. Landlord shall have access to the Leased Premises for such purposes, but Landlord shall not be required to make any such Capital Repairs nor undertake any repairs or maintenance which become necessary or desirable by reason of the negligence of Tenant, its agents, servants, employees or customers. Tenant shall not be obligated to reimburse Landlord as Additional Rent for Capital Repairs under this Section 3.2 or Capital Repairs to the foundations, exterior walls, roof, and any other interior or exterior structural elements of the Leased Premises provided such Capital Repairs were not necessitated by the intentional or negligent conduct of Tenant and are unrelated to any Capital Repair to be performed under Section 3.1.

3.3. Exterior Signs. All exterior signs to be installed by Tenant shall be approved in advance in writing by the Design Review Board appointed by the Board of Regents of the University of Wisconsin System (the “Design Review Board”). All signs to be installed by Landlord shall be approved in advance in writing by the Design Review Board.

Tenant shall remove all signs installed by Tenant at the termination of this Lease. Such installations and removals shall be made in such a manner as to avoid injury, defacement or any other damages to the buildings and improvements. The cost of repairing any damage to the building caused by the installation, removal, or maintenance of the sign shall be borne by Tenant.

The cost of all signs, other than those furnished by Landlord, including the installation, maintenance, and removal thereof, shall be the responsibility of Tenant.

3.4. Alterations, Changes and Installations by Tenant. Tenant shall not make or cause to be made any alterations, additions or improvements to the Leased Premises which cost more than Twenty Thousand Dollars ($20,000), or cause to be installed any fixtures, interior or exterior lighting, plumbing equipment or mechanical equipment within the Leased Premises which cost more than Twenty Thousand

Dollars ($20,000) without the prior written consent of Landlord, not to be unreasonably withheld or delayed. Notwithstanding the forgoing, Tenant shall not make any alterations, additions, or improvements to any structural components (including any bearing or demising walls) or enclosure of the Leased Premises without Landlord’s prior consent. Landlord acknowledges and agrees that Tenant is, with Landlord’s consent, currently undertaking the improvements to the Leased Premises listed in the attached Exhibit C. Tenant agrees to provide Landlord with all as-built drawings of, cut-sheets from, and costs of any alterations, additions, or improvements made to the Leased Premises under this section. Tenant acknowledges that the University Research Park Design Review Board has the sole authority to review and approve or reject any changes made to the exterior of the Leased Premises, the Building, or the Property.

3.5. Fixtures and Equipment. Subject to Landlord’s consent, not to be unreasonably withheld, conditioned or delayed, Tenant may, at its own expense, furnish and install such business and trade fixtures or equipment in and on the Leased Premises as may be necessary or desirable for Tenant’s business. Upon expiration of this Lease, Tenant may remove such business and trade fixtures provided that Tenant shall promptly repair any damage caused by their removal. Landlord and Tenant acknowledge that the business and trade fixtures identified in Exhibit F and currently located within the Leased Premises are the property of the respective parties. All other business and trade fixtures currently located within the Leased Premises are the property of Tenant.

3.6. Liens and Obligations. Tenant agrees not to create or to permit others to create any lien or obligations against Landlord, the Property, the Building, or the Leased Premises in making alterations, repairs or in installing materials, fixtures or equipment. If a lien or obligation is claimed against Landlord, the Property, the Building, or the Leased Premises, Tenant shall either (a) provide Landlord with a bond in the amount of that claim, or (b) cause that claim to be released. Tenant further agrees to hold Landlord harmless from all claims and demands by any third party in any manner connected with such alterations, repairs or installations or with Tenant’s occupancy for such purpose. Tenant shall comply with all laws and all directions, rules and regulations of all governmental regulatory bodies or officials having jurisdiction over such alterations, repairs or installations, except that Tenant shall not be required to comply with any laws, regulations or orders by governmental authority necessitating structural alterations, changes, repairs or additions, unless made necessary by the act or work performed by Tenant, in which case Tenant shall so comply, at its own expense, after first procuring the written consent of Landlord.

4. CONDUCT OF BUSINESS

4.1. Business Use. It is understood and agreed that the Leased Premises shall only be used and occupied by Tenant as a general office, laboratory, manufacturing facility, and warehouse. Tenant shall not use the Leased Premises for any use not identified as a permitted use by any zoning ordinance or other governmental regulation relating to the Leased Premises or approved as a conditional use by the governmental bodies having zoning authority. No use shall be permitted, or acts done, which will cause a cancellation of any insurance policy covering the Leased Premises. Tenant shall not sell, permit to be kept, used or sold in or about the Leased Premises any article which may be prohibited by the standard form of fire insurance policy. In the event Tenant’s use of the Leased Premises results in an increase in the cost of any insurance relating to the Building or the Property, Tenant shall pay such additional cost to Landlord upon demand. Tenant shall comply with all applicable laws, ordinances, regulations, and/or deed and plat restrictions affecting the use and occupancy of the Leased Premises. Tenant shall not commit, or permit to be committed, any waste or nuisance on the Leased Premises.

4.2. Utility Charges. Landlord shall furnish to the Leased Premises heat, gas, sewer, electricity and other utilities. Tenant shall be solely responsible for and promptly pay all charges for heat, water, gas, sewer, electricity or any other utility used or consumed in the Leased Premises, including supplemental heating. In the event utilities are not separately metered, Tenant shall pay Tenant’s Proportionate Share of utility costs for the Leased Premises. In no event shall Landlord be liable for an interruption or failure in the supply of any such utilities to the Leased Premises.

4.3. Taxes on Leasehold. Tenant shall be responsible for and shall pay before delinquency all municipal, county, state, or other taxes assessed during the Term against any leasehold interest or personal property of any kind, owned by or placed in, upon or about Leased Premises by Tenant.

4.4. Assignment or Subletting. Tenant shall have the one-time right to assign this Lease to (a) any Affiliate of Tenant; (b) any entity resulting from a merger or consolidation; or (c) to an entity purchasing substantially all of the stock or assets of Tenant (collectively, a “Business Transfer”). Except as provided in (a), (b), or (c) preceding, Tenant agrees not to sell, assign, mortgage, pledge or in any manner transfer this Lease and not to sublet the Leased Premises or any part or parts thereof without the prior written consent of Landlord in each instance which consent shall not be unreasonably withheld, conditioned or delayed. As a condition to any Business Transfer: (a) Tenant must not be in default under this Lease; (b) Tenant must give Landlord written notice at least fifteen (15) business days before such Transfer; and (c) if such Transfer will result from a merger or consolidation of Tenant with another entity, then the Credit Requirement (defined below) must be satisfied. Tenant’s notice to Landlord shall include information and documentation evidencing the Business Transfer. If requested by Landlord, Tenant’s successor shall sign and deliver to Landlord a commercially reasonable form of assumption agreement. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant. The “Credit Requirement” shall be deemed satisfied if, as of the date immediately preceding the date of the Transfer, the Net Worth of the entity with which Tenant is to merge or consolidate is equal to or greater than Tenant’s. Any Transfer in violation of this Section 4.4 shall, at Landlord’s option, be deemed a default by Tenant as described in Section 9, and shall be voidable by Landlord. Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any and all losses resulting from claims that may be made against Landlord by the transferee or anyone claiming under or through any transferee or by any broker or other persons or entities claiming a commission or similar compensation in connection with the proposed assignment or sublease, irrespective of whether Landlord shall give or decline its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under this Section 4.4.

All permitted subleases shall provide that in the event of a default under this Lease which results in a termination hereof or if this Lease is rejected in a bankruptcy proceeding, the sublease shall be terminated unless Landlord, at Landlord’s option, elects in writing to recognize the sublease as a direct lease with Landlord. Any consideration paid to Tenant for a permitted sublease or assignment (other than a Business Transfer) that exceeds the amount Tenant must pay Landlord under this Lease (the “Excess Consideration”) shall be paid to Landlord. Where a part of the Leased Premises is subleased or assigned, there shall be a prorating of all Base Rent and Additional Rent payable under this Lease and the rent payable under the assignment or the sublease to determine whether Excess Consideration is payable to Landlord. Excess Consideration shall exclude documented reasonable leasing commissions paid by Tenant, payments attributable to the amortization of the cost of disclosed Tenant improvements made to the Leased Premises at Tenant’s cost for the assignee or subtenant, and other reasonable, documented actual cash out-of-pocket costs paid by Tenant, such as attorneys’ fees directly related to Tenant’s obtaining an assignee or sublease. Tenant shall pay this Excess Consideration to Landlord at the end of each calendar year during which Tenant collects any Excess Consideration. Each payment shall be sent with a detailed statement showing the total consideration paid by the subtenant or assignee and any exclusions from consideration permitted by this section.

Consent by Landlord to one assignment of this Lease or to one licensing or subletting of the Leased Premises shall not be a waiver of Landlord’s rights hereunder as to subsequent assignment or subletting, or act to release any guaranty of this Lease, Landlord’s rights to approve an assignment of this Lease are and shall remain unqualified. If Tenant becomes bankrupt, the bankruptcy trustee shall not have the right to assume or assign this Lease unless the trustee complies with all requirements of the United States Bankruptcy Code, and Landlord expressly reserves all of its rights, claims and remedies thereunder.

4.5. Corporate Ownership. If Tenant is a corporation and if at any time during the Term any part or all of the corporate shares of said corporation shall be transferred by sale, assignment, operation of law or other disposition (except transfers by gift, bequest or inheritance) so that the result of such transfer would be the loss of voting control of said corporation by the person or persons owning a majority of said corporate shares at the date of this Lease, Tenant shall notify Landlord in writing of such changes in voting control. This section, however, shall not apply if Tenant is a corporation, the outstanding common stock of which is listed on a recognized security exchange, or if at least eighty percent (80%) of Tenant’s stock is owned by another corporation, the common stock of which is so listed.

4.6. Rules and Regulations. The rules and regulations appended to this Lease as Exhibit D are hereby made a part of this Lease. Any additional rules and regulations adopted by Landlord must be reasonably consistent with the terms of this Lease, shall be in writing, and must be provided to Tenant in order to be effective. Tenant agrees to comply with and observe all such reasonably adopted rules and regulations. Tenant’s failure to keep and observe said rules and regulations shall constitute a breach of the terms of this Lease in the manner as if the same were contained herein as covenants. Landlord reserves the right from time to time to amend or supplement said rules and regulations and to adopt and promulgate additional rules and regulations applicable to Leased Premises, and the property described in Exhibit A, provided that such additional rules and regulations apply equally to all lessees located on the Property and do not unreasonably interfere with Tenant’s use and enjoyment of the Leased Premises. Any such additional rules and regulations, and amendments and supplements, if any, shall be given to Tenant in writing, and Tenant agrees thereupon to comply with and observe all such rules and regulations and amendments thereto and supplements thereof.

4.7. Surrender. On the last day of the Term, including any option term, or upon the sooner termination thereof, Tenant shall peaceably and quietly surrender the Leased Premises and all improvements thereon in the same condition as at the commencement of this Lease in good order, condition and repair, fire and other unavoidable casualty, and reasonable wear and tear excepted. All alterations, additions, and improvements other than business and trade fixtures which may be made or installed by either Landlord or Tenant upon the Leased Premises or in the Common Area, shall remain the property of Landlord and shall remain upon and be surrendered without disturbance, molestation or injury at the termination of the Term, whether by the elapse of time or otherwise, all without compensation or credit to Tenant. Tenant shall remove all of its equipment and personal property, the Temporary Addition and any other improvements to the Premises approved by the Design Review Board for temporary installation only, and shall repair any damage occasioned by such removal. Any personal property not removed by Tenant shall be deemed abandoned and shall become the property of Landlord; provided, that Landlord shall have the option to effect said removals and Tenant shall pay Landlord, on demand, the cost of removal thereof, with interest at the rate of ten (10%) percent per annum from the date of such removal by Landlord, or the prime interest rate established by U.S. Bank National Association or its successors or assigns, whichever is higher.

The delivery to Landlord at the place then fixed for the payment of rent of the keys or door access system cards and software to the Leased Premises shall constitute surrender of the premises by Tenant. Acceptance of the keys or door access system cards and software by Landlord shall constitute acceptance by Landlord of such surrender. Such acceptance by Landlord shall not constitute a waiver of any rights to recover damages under terms of this Lease. This method of surrender shall not be exclusive and shall be in addition to all other methods of surrender.

Anything in this section to the contrary notwithstanding, at any termination of this Lease, Landlord shall have a lien upon all of the property of Tenant then located in or upon the Leased Premises to secure the payment of any amounts due from Tenant to Landlord by reason of this Lease or to secure the payment of damages, and Landlord may retain possession of such property until payment in full of said amounts. Said lien shall not be defeated by placing such property in storage. If Tenant has not redeemed said property within ninety (90) days after the termination of said Lease, Landlord may sell such property at public or private sale without further notice to Tenant, and shall apply in a reasonable manner determined by Landlord the proceeds of sale to reduce the amounts then owed from Tenant to Landlord.

5. COMMON USE AREAS AND FACILITIES

5.1. Common Area. As used herein, the “Common Area” shall mean all of the areas within the Property outside of the Building, such as the parking areas, drive aisles, sidewalks and landscaped areas, as the same may exist from time to time. Tenant shall have the non-exclusive right to use, in common with Landlord and other occupants of the Park to whom Landlord has or may hereafter grant reasonable rights to use the same, the Common Area. To the extent other parties that are tenants of the Park share in the use of a portion of the Common Area such parties shall share in the CAM Charge for such portion of the Common Area and Tenant’s Proportionate Share for such item shall be adjusted accordingly. Landlord shall at all times have full control, management and direction of the Common Area and, subject to Tenant’s rights under Section 1.8 above, Landlord reserves the right at any time and from time to time in Landlord’s discretion, including for uses that may not be for the sole benefit of the Building, to reduce, increase, enclose or otherwise change the size, location, layout and nature of the Common Area (including without limitation to relocate the ingress and egress easement defined as the “South Driveway” in the Reciprocal Access Easement Agreement dated May 22, 2006, among the Board of Regents of the University of Wisconsin System, Landlord, EMD Biosciences, Inc. (a predecessor in interest to Tenant), and Wisconsin Energy Conservation Corp. (the “Easement Agreement”)), provided that (1) reasonable access to and use of the Leased Premises is provided, (2) Landlord uses reasonable measures to minimize any disruption or interruption to the conduct of Tenant’s business operations at the Leased Premises, (3) Landlord shall not reduce the number of parking spaces available to Tenant on the Property except in accordance with Section 1.7 above, (4) Landlord shall not unreasonably or continuously interfere with the loading dock access at the Leased Premises, (5) direct pedestrian access shall always be provided (subject to relocation to alternate paths on a temporary basis as reasonably necessary to accommodate temporary construction conditions) from the Leased Premises to Innovation One so long as Tenant, or an affiliate leases space in Innovation One, and (6) any development of the southeast corner of the Surface Lot (other than the development of the Knowledge Road right of way) shall be subject to the prior approval of Tenant, not to be unreasonably withheld. Notwithstanding the foregoing, however, Tenant acknowledges that in all events Landlord, subject to the limitations in items (1)-(6) above, shall have the right, at all times during the term of this Lease, (i) to develop the Knowledge Road right of way, whether as a public or private right of way, and (ii) to develop the western half of the Property, including but not limited to the development of structured parking to serve Innovation Two (as defined in the Master Agreement). If any portion of the Common Area is developed for a use that no longer benefits the Building, then effective upon the date on which such use is changed, such portion shall be deleted from the Common Area, and such portion shall also be deemed to be excluded from the Property for purposes of calculating Additional Rent under this Lease. Upon Landlord’s request, Tenant agrees to execute such document(s) as may be necessary to confirm the termination of Tenant’s interest under the Easement Agreement on account of the modification of the Leased Premises pursuant to this Lease, and/or to join in any amendment to the Easement Agreement or new easement agreement relocating the South Driveway.

Landlord agrees to allow Tenant to access the University Research Park Data Network (“URPNet”) from the Leased Premises. URPNet is a high-speed communications service, linking computers located at the University Research Park to the University of Wisconsin-Madison campus and national computer networks. URPNet is meant to encourage technology and information transfer between companies and the University of Wisconsin-Madison researchers, staff and students. URPNet consists of a fiber optic-based Ethernet serving portions of the University Research Park and connected to the Metropolitan United Fiber Network. Individual workstations are connected to URPNet using twisted-pair Ethernet compatible cabling. URPNet is connected to the Campus System Ethernet. Landlord will allow Tenant to access the URPNet service with an initial system-wide capacity of 1 Gigabit/second. Tenant’s use of URPNet is subject to acceptable use policies promulgated from time to time by Landlord. Landlord reserves the right to limit or deny any Tenant’s use of URPNet as a result of repeated violations of promulgated acceptable use policies. Tenant’s use of the Campus resources and certain databases may be limited and may require negotiation of separate agreements between Tenant and the University of Wisconsin-Madison. Attached is a description of certain services that may be available to Tenant (Exhibit E). In no event shall Landlord be liable for an interruption or failure in the supply of service between URPNet to the Leased Premises or Tenant’s usage of, or failure to access, URPNet unless such is caused by the reckless or intentional misconduct of Landlord. Landlord acknowledges and agrees that all of Tenant’s information and data conveyed via the URPNet is proprietary and confidential and, as such, the University of Wisconsin and Landlord have no rights to use, collect or store such information except such use, collection or storage as would normally be done by a commercial Internet Service Provider (“ISP”). Landlord agrees that Tenant may also use any other ISP and Landlord agrees to grant whatever licenses or easement which may be required in connection with the same.

5.2. Use of Common Area. Landlord hereby grants to Tenant, its employees, agents, customers and invitees, the non-exclusive right during the Term to use the Common Area and all equipment and fixtures therein as the same may exist from time to time, such use to be in common with Landlord and its employees, agents, and contractors, except when the same are being repaired. Landlord reserves the right to promulgate rules and regulations for the use of any Common Area in accordance with Section 4.6.

5.3. Operation and Maintenance. The Common Area shall at all times be subject to the exclusive control and management of Landlord and Landlord shall manage, operate, repair and maintain the Common Area and its facilities in a clean and sightly condition. The manner in which such area and facilities shall be maintained and the expenditures therefor shall be in Landlord’s reasonable discretion. Landlord reserves the right to add and remove equipment and fixtures from the Common Area in its reasonable discretion.

5.4. Preventing Public Rights. If Landlord deems it necessary in order to prevent the acquisition of special rights, Landlord may from time to time close all or any portion of the Common Area or take such action as shall be reasonably appropriate for that purpose.

5.5. Charge for Common Area and Facilities.  During the Term, Tenant shall pay to Landlord an annual charge which shall be Tenant’s Proportionate Share of Landlord’s actual cost of operating, maintaining, repairing, and replacing the Common Area and other facilities (the “CAM Charges”) which shall include, but shall not be limited to driveways, parking areas, landscaped and vacant areas, area-ways, walks, curbs, corridors, gardens, sanitary and storm sewers, signs, the cost of operating, repairing, lighting, cleaning, painting, removing of snow, ice and debris, policing and inspecting, insurance for hazards and other risks, maintenance including but not limited to such repair of paving, curbs, walkways, driveways, landscaping and drainage and lighting facilities as may be necessary from time to time to keep the same in good condition and repair, and a reasonable allowance for Landlord’s overhead costs in conjunction with the foregoing. Landlord reserves the right to charge separate and reasonable user fees for certain equipment and fixtures located in the Common Area. Landlord shall provide Tenant with an itemized statement of Common Area costs and user fees. CAM Charges shall not include expenditures for capital improvements to the Leased Premises nor the Property, except for amortization of the cost, together with reasonable financing charges, of furnishing and installing capital investment items that are primarily for the purpose of (i) maintaining the building, the Common Area and the HVAC system in good working order, (ii) reducing CAM Charges or avoiding increases in Common Area expenses (provided Landlord reasonably estimates at the time of installing or furnishing the capital investment item that the reduction in, or avoidance of, Common Area expenses resulting from the capital investment item will equal or exceed the amortization cost of the capital item), (iii) a Capital Repair under Section 3.1, or (iv) required by laws. All such capital improvement costs will be amortized over the useful life of the capital investment items with the useful life and amortization schedule being determined in accordance with generally accepted accounting principles, in no event to extend beyond the remaining useful life of the building.

5.6. Formula For Proportionate Share.  The annual charge for Common Area maintenance and facilities shall be computed on the basis of twelve (12) consecutive calendar months commencing and ending on January 1, and shall be paid in advance in monthly installments on the first day of each calendar month in an amount estimated by Landlord. Within sixty (60) days after the end of each such twelve (12) month period, Landlord shall determine and furnish to Tenant a computation of the actual amount charged for such period; and the amounts so estimated and paid during such period shall be adjusted promptly (including adjustments on a pro rata basis for any partial such period at either end of the Lease Term) by one party’s paying to the other whatever amount is necessary to effectuate such adjustment.

Tenant, at Tenant’s sole cost and expense, shall have the right to conduct an audit of Common Area maintenance and facilities charges. Any such audit shall be limited to the current year and the two (2) previous years. In the event the audit reveals a discrepancy, Landlord and Tenant shall work together diligently to resolve such discrepancy in a timely and equitable manner.

5.7. Hazardous Materials. Landlord represents and warrants that, as of November 1, 2009, there were no Hazardous Materials (as hereinafter defined) present in the Leased Premises or in, on, or under the Property. Tenant agrees that the remediation, removal or neutralization, if and to the extent required by Environmental Regulations, of any Hazardous Materials in the Leased Premises or in, on or under the Property shall be done by Tenant, at its sole cost and expense, if such Hazardous Materials discovered were introduced in the Leased Premises or in, on or under the Property by Tenant, its agents, employees or contractors. “Hazardous Materials” shall mean (i) any waste, material or substance

(whether in the form of a liquid, a solid, or a gas and whether or not air-borne) which is deemed to be a pollutant or a contaminant, or to be hazardous, toxic, ignitable, reactive, infectious, explosive, corrosive, dangerous, harmful or injurious to public health or to the environment, and which is now or becomes regulated in the future by or under the authority of any applicable local, state or federal laws, judgments, ordinances, orders, rules, regulations, codes or other governmental restrictions or requirements, any amendments or successor(s) thereto, replacements thereof or publications promulgated pursuant thereto, relating to environmental quality, health, safety, contamination and clean-up (collectively “Environmental Regulations”, and individually, “Environmental Regulation”); (ii) petroleum; (iii) asbestos and asbestos containing materials; (iv) any polychlorinated biphenyl; and (v) any radioactive material. Landlord and Tenant each agree that neither Landlord nor Tenant shall cause any Hazardous Materials to exist on, or to escape, seep, leak, spill or be discharged, emitted or released from the Property in violation of any Environmental Regulation during the Term in violation of any applicable Environmental Regulation.

5.8. Landlord’s Indemnity. Landlord hereby indemnifies Tenant, its successors and assigns, and their respective agents, contractors, employees, members, partners, officers, and directors (“Tenant Indemnified Parties”), and agrees to hold Tenant Indemnified Parties harmless from and against any and all losses, liabilities, damages, injuries, penalties, fines, costs, expenses and claims of any and every kind whatsoever, including reasonable attorney’s fees and costs (collectively “Environmental Liabilities”) paid, incurred or suffered by, or asserted against, Tenant Indemnified Parties with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from the Property of any Hazardous Materials which were (1) brought in to the Property by Landlord, its agents, employees, or their respective predecessors-in-interest, (2) caused by breach by Landlord, its agents, employees or their respective predecessors-in-interest of any Environmental Regulation to which Landlord is subject, or (3) was located upon the Leased Premises or the Property prior to November 1, 2009. This indemnity shall survive the termination of this Lease.

5.9. Tenant’s Indemnity. Tenant hereby indemnifies Landlord, its successors and assigns, and their respective agents, contractors, employees, members, partners, officers, and directors (“Landlord Indemnified Parties”), and agrees to hold Landlord Indemnified Parties harmless from and against any and all Environmental Liabilities paid, incurred or suffered by, or asserted against, Landlord Indemnified Parties with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from the Leased Premises or the Property of any Hazardous Materials which were brought in to the Leased Premises or the Property by Tenant, its agents or employees, or caused by breach by Tenant of any Environmental Regulation to which Tenant is subject. This indemnity shall survive the termination of this Lease.

5.10. Remediation. In the event Hazardous Materials are or become present at the Property as the result of any cause whatsoever (other than Hazardous Material which were brought in to the Leased Premises by Tenant, its agents, employees or invitees), and such presence of Hazardous Materials renders the Leased Premises Unusable (as hereinafter defined), then all rent shall be abated with respect to the portion of the Leased Premises so damaged until such time as the portion(s) of the Leased Premises so damaged are no longer rendered Unusable. For the purpose of this subsection, “Unusable” means that Tenant does not have access to or beneficial occupancy of all or that certain portion of the Leased Premises because of the enforcement of any Environmental Regulation or the need to use all or any portion of the Leased Premises for remediation of any Hazardous Materials, or because the use of the Leased Premises would represent a risk to the health or safety of Tenant, Tenant’s employees, agents or invitees.

6. INSURANCE

6.1. Landlord’s Insurance. Landlord shall at all times during the Term keep all improvements which are now or hereafter located on the Property insured against loss or damage by fire and the extended coverage hazards at full insurance value with loss payable to Landlord, Landlord’s mortgagee and such other parties as Landlord may designate, as their interests may appear. Tenant agrees to cooperate in providing reasonable disclosures and information regarding improvements made by Tenant and the costs thereof as may be reasonably necessary to establish the full insurance value for the Property.

Tenant agrees to pay Landlord for Tenant’s Proportionate Share of the reasonable cost of such insurance in equal monthly installments. Upon Landlord’s receipt of any premium notice, Tenant shall within thirty (30) days of Landlord’s written demand make up any deficiency to the extent of Tenant’s Proportionate Share of the estimated annual casualty insurance premium.

6.2. Tenant’s Insurance. Tenant shall, at its expense, obtain and carry at all times during the Term as the primary policies of insurance (i.e. Landlord’s insurance policies, if any, shall be secondary to Tenant’s required insurance under this Lease) listed in Lease Section 6.3 (a), naming Tenant as insured and Landlord, and Landlord’s mortgagee, if any, as additional insureds, to insure against injury to property, person, or loss of life arising out of the ownership, use, occupancy or maintenance of the Leased Premises or conduct of Tenant’s operations with limits as described in Subsection (a). Tenant shall furnish to Landlord a copy of such policies or an ACORD 27 certificate of Tenant’s insurer evidencing such insurance, and shall, upon Landlord’s request during the Term, provide to Landlord and any party designated by Landlord a copy of the insurance policy endorsement or wording showing that Landlord and such other parties have been added as additional insureds. At least ten (10) days prior to the expiration of Tenant’s policy, Tenant shall furnish Landlord with the renewal thereof, or Landlord may order such insurance and charge the cost thereof to Tenant.

6.3. Tenant’s Insurance Requirements. Tenant is required to provide a certificate of insurance indicating that the following minimum insurance amounts are in place during the Term:
(a) General Liability

$2,000,000 General Aggregate

$2,000,000 Products/Completed Operations Aggregate

$1,000,000 Personal & Advertising Injury

$1,000,000 Each Occurrence

$100,000 Fire Damage [see subsection (c) below]

$5,000 Medical Payments

(b) Tenant’s Contents - Tenant shall be responsible for obtaining such insurance as it may deem advisable for all property located in the Leased Premises and in Common Area. It is understood that the insurance carried by Landlord does not cover the risk of loss or damage to Tenant’s property. Tenant waives any claim against Landlord and shall save Landlord harmless from any claim for loss or damage to contents, merchandise, fixtures, equipment or work done by Tenant regardless of the cause of any such damage or loss.

(c) Increase in Fire Insurance. Tenant agrees that it will not keep or use, in or upon the Leased Premises any article that may be prohibited by the standard form fire insurance policy. If Tenant’s use or occupancy causes any increase in premiums for fire or casualty insurance on the

Property, or the Leased Premises, or any part thereof, above the rate of the least hazardous type of occupancy legally permitted in the Leased Premises, Tenant shall pay the additional premium on such insurance. No part of such additional premium resulting from the use or occupancy of another tenant shall be charged to Tenant under Sections 6.1 and/or 6.2 of this Lease. Tenant shall also pay in such event any additional premium on any rent insurance policy that may be carried by Landlord for its protection against rent loss through fire or other casualty. Landlord shall render bills for such additional premiums to Tenant at such times as Landlord may elect, and shall be due and payable by Tenant when rendered, and the amount thereof shall be deemed to be, and be paid as, Additional Rent.

6.4. Hold Harmless. Landlord shall not be liable for any loss, injury, death, or damage to persons or property which at any time may be suffered or sustained by Tenant or by any person whosoever may at any time be using or occupying or visiting the Leased Premises or the Property or be in, on, or about the same, whether such loss, injury, death, or damage shall be caused by or in any way result from or arise out of any act, omission, or negligence of Tenant or of any occupant, subtenant, visitor, or user of any portion of the Leased Premises or the Property, or shall result from or be caused by any other matter or thing whether of the same kind as or of a different kind than the matters or things above set forth, and Tenant shall indemnify Landlord against all claims, liability, loss, costs and fees, including, without limitation, attorneys’ fees, or damage whatsoever on account of any such loss, injury, death, or damage. Tenant shall indemnify Landlord against all claims, liability, loss, costs and fees, including, without limitation, attorneys’ fees or damage arising by reason of the negligence or misconduct of Tenant, its agents or employees. Tenant hereby waives all claims against Landlord for damages to the building and improvements that are now on or hereafter placed or built on the Property and to the property of Tenant in, on, or about the Property, and for injuries to persons or property in or about the Property, from any cause arising at any time. The preceding sentences shall not apply to loss, injury, death, or damage arising by reason of the reckless or intentional misconduct of Landlord, its agents, or employees.

6.5. Waiver of Subrogation. Landlord and Tenant hereby release each other from any and all liability or responsibility to the other (or to anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage to property caused by fire or any of the extended coverage or supplementary insurance contract casualties, even if such fire or other casualty shall have been caused by the fault or negligence of the party or anyone for whom such party may be responsible, provided, however, that this release shall be applicable and in force and effect only in respect to loss or damage occurring during such time as the releaser’s policies shall contain a clause or endorsement to the effect that any such release shall not adversely affect or impair or prejudice the right of the releaser to recover thereunder. Landlord and Tenant each agree that their policies will include such a clause or endorsement so long as the same is obtainable and if not obtainable, shall so advise the other in writing and such notice shall release both parties from the obligation to obtain such a clause or endorsement.

7. DESTRUCTION OF LEASED PREMISES

7.1. Destruction of Leased Premises. If the Building which is included in the Leased Premises is damaged or partially destroyed by fire or other casualty to the extent of less than one-quarter (1/4) of the then cost of replacement thereof above foundation, the same shall be repaired as quickly as is practicable, by Landlord, except that the obligation of Landlord to rebuild shall be limited to repairing or rebuilding of Landlord’s improvements. If the Building is so destroyed or damaged to the extent of one-quarter (1/4) or more of the then replacement cost thereof, then either (i) Landlord may within sixty (60) days from the date of casualty elect not to repair or rebuild by giving notice in writing terminating this

Lease, or (ii) if Landlord has not substantially completed the rebuilding or repairing of the Building within one hundred eighty (180) days of the date of casualty, Tenant may elect to terminate this Lease, in which either event this Lease shall be terminated as of the date of such notice.

7.2. Rebuilding by Landlord. If Landlord shall undertake to restore or repair the Building which is included in the Leased Premises, it shall initiate and pursue the necessary work within sixty (60) days from the date of the casualty, in a manner consistent with sound construction methods. Landlord shall cause the restoration or repair of that portion of the building so damaged to be substantially completed within one hundred eighty (180) days following the date of casualty.

7.3. Abatement of Rent Upon Destruction of Premises. If such damage or partial destruction renders the Leased Premises wholly untenantable, all rent due hereunder shall abate until the Leased Premises have been restored and rendered tenantable. If such damage or partial destruction renders the Leased Premises untenantable only in part, all rent due hereunder shall abate proportionately as to the portion of the Leased Premises rendered untenantable and actually unoccupied by Tenant. Rent shall not abate under this section if the damage or destruction is caused by the negligence or misconduct of Tenant, its agents, employees, customers or invitees.

8. EFFECT OF CONDEMNATION

8.1. Total Condemnation. In the event that the Leased Premises or such part of the Leased Premises as will render the remainder untenantable, shall be appropriated or taken under the power of eminent domain by any public or quasi-public authority, this Lease shall terminate and expire as of the date of taking.

8.2. Partial Condemnation. In the event of any other partial condemnation, Tenant shall have the option of terminating this Lease on the effective date of such condemnation by written notice to Landlord prior to such effective date, unless Landlord shall provide to Tenant within a reasonable time after such effective date reasonably comparable space to that taken. For purposes of this Section, reasonably comparable space shall mean space which is in the same general area as that condemned, is in a similar type of building and contains a similar floor plan, and is leased on similar economic and other terms as this Lease.

8.3. Landlord’s Damages. In the event of any condemnation or taking, whether whole or partial, Tenant shall not be entitled to any part of the award paid for such condemnation and Landlord is to receive the full amount of such award. Tenant hereby expressly waives any rights or claim to any part thereof.

8.4. Tenant’s Damages. Although all damages in the event of any condemnation are to belong to Landlord whether such damages are awarded as compensation for diminution in value of the leasehold or to the fee of the Leased Premises, Tenant shall have the right to claim and recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right on account of any and all damage to Tenant’s business by reason of the condemnation, and for or on account of any cost or loss to which Tenant might be put in removing Tenant’s property.

9. REMEDIES

9.1. Events of Default by Tenant. In the event Tenant should default in payment of Base Rent or Additional Rent when due, Landlord shall give Tenant written notice of such default, and Tenant shall have ten (10) days from the date of receiving such notice to correct same. Should Tenant fail to correct such default in said 10-day period, Landlord may, in addition to all other rights available to Landlord under the laws of the State of Wisconsin, terminate Tenant’s right to possession and continue to hold Tenant liable for performance of all of Tenant’s obligations under this Lease, including, without limitation, payment of Base Rent, Additional Rent and all other monetary charges. In the event Tenant should fail to comply with any other of its obligations under this Lease, Landlord shall give Tenant written notice of such default. Should such default continue to exist at the expiration of thirty (30) days from the date of receipt of such notice, and Tenant is not then engaged in prudent efforts to cure such default, Landlord may, in addition to all other rights available to Landlord under the laws of the State of Wisconsin, terminate Tenant’s right to possession and continue to hold Tenant liable for performance of all of Tenant’s obligations under this Lease, including, without limitation, payment of Base Rent, Additional Rent and all other monetary charges. Should Tenant correct its default within the time provided or correct such default by action commenced during such time period and prudently pursued thereafter, then Tenant’s rights hereunder shall be re-established as though said default had not occurred (other than Tenant’s obligation to pay the 10% late charge). In addition to the foregoing, the following shall also constitute a default under the Lease: (i) the making by Tenant of any general assignment pursuant to any state bankruptcy, receivership, or equivalent state law, or general arrangement for the benefit of creditors pursuant to the same; (ii) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Leased Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within sixty (60) days; (iv) upon the dissolution of Tenant; or (v) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Leased Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within sixty (60) days, then Landlord at its option may pursue any rights or remedies available to Landlord, at law or in equity. In the event of any of the foregoing defaults, Landlord may, in addition to all other rights available to Landlord under the laws of the State of Wisconsin, terminate Tenant’s right to possession and continue to hold Tenant liable for performance of all of Tenant’s obligations under this Lease, including, without limitation, payment of Base Rent, Additional Rent and all other monetary charges.

9.2. Re-Entry by Landlord. Upon such termination of the Lease or termination of Tenant’s right to use and occupy the Leased Premises as aforesaid, Landlord may reenter the Leased Premises.

9.3. Right to Relet. Should Landlord elect to reenter, as herein provided, or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law, it may either terminate this Lease or it may from time to time without terminating this Lease, make such alterations and repairs as may be necessary in order to relet the Leased Premises, and relet the Leased Premises or any part thereof for such term or terms (which may be for a term extending beyond the Term) and at such rental or rentals upon such other terms and conditions as Landlord in its sole discretion may deem advisable upon each such reletting. All rentals received by Landlord from such reletting shall be applied, first, to the payment of any indebtedness other than Base Rent or Additional Rent due hereunder from Tenant to Landlord; second, to the payment of any costs of such alterations and repairs; third, to the payment of Base Rent or Additional Rent due and unpaid future Base Rent or Additional Rent as the same may become due and payable hereunder. If such rentals received from such reletting during the month be less than that to be paid during that month by Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. No such re-entry or taking possession of said Leased Premises by Landlord shall be construed as an election in its part to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach. Should Landlord at any time reenter or terminate this Lease for any breach, in addition to any other remedies it may have, it may recover from Tenant all damages it may incur by reason of such breach, including the cost of recovering the Leased Premises and reasonable attorney’s fees. All which amounts shall be immediately due and payable from Tenant to Landlord.

9.4. Tenant’s Remedies. If Landlord shall fail to perform any covenant, term or condition of this Lease required to be performed by Landlord, if any, Tenant may, in addition to all its other rights and remedies at law or in equity, obtain specific performance of Landlord’s obligations or may recover a money judgment against Landlord, but such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Building and the Property and out of rents or other income from such property receivable by Landlord, or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title and interest in the Building and the Property, and Landlord shall not be personally liable for any deficiency.

9.5. Landlord’s Remedies: Liquidated Damages. In the event that at anytime, whether before or after the commencement of the Term hereof, a bankruptcy petition shall be filed by Tenant or against Tenant and Tenant shall thereafter be adjudicated a bankrupt, or such petition shall be approved by the court, in any court or pursuant to any statute either of the United States or of any State, whether in bankruptcy, insolvency, for reorganization under Chapter XI or XIII of the Bankruptcy Act or under any other provisions of the Bankruptcy Act, or under the provisions of any law of like impact, for the appointment of a receiver or trustee of Tenant or for the property of Tenant, or if Tenant shall make an assignment of Tenant’s property for the benefit of its creditors, or if proceedings are instituted in a court of competent jurisdiction for the reorganization, liquidation or involuntary dissolution of Tenant, then immediately upon the happening of any such event, and without any entry or other act by Landlord, this Lease and the Term and estate hereby granted (whether or not the Term shall therefore have commenced) shall expire, terminate and come to an end in the same manner and with the same force and effect as if the date of such occurrence were the date hereinbefore fixed for the expiration of the Term hereof. In the event of the termination of the Term hereof by the happening of any such event, Landlord shall forthwith upon such termination, and any other provisions of this Lease to the contrary notwithstanding, become entitled to recover as and for liquidated damages caused by such breach of the provisions of this Lease an amount equal to the difference between the then cash value of the Base Rent plus Additional Rent reserved hereunder for the unexpired portion of the demised Term and the then cash rental value of the Leased Premises for such unexpired portion of the Term hereby demised unless the statute which governs or shall govern the proceeding in which such damages are to be provided limits or shall be entitled to prove as and for liquidated damages an amount equal to that allowed by or under such statute. The provision of this section shall be without prejudice to Landlord’s right to prove in full damages for Base Rent plus Additional Rent accrued prior to the termination of this Lease but not paid. This provision of this Lease shall be without prejudice of any rights given Landlord by any pertinent statute to prove any amounts allowed thereby. In making such computation, the then cash rental value of the Leased Premises shall be deemed prima facie to be the rent realized upon any reletting, if such reletting can be accomplished by Landlord within a reasonable time after such a termination of this Lease. All amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Base Rent or Additional Rent, shall constitute rent for purposes of Section 502(b)(6) of the United States Bankruptcy Code.

9.6. Expenses of Landlord. Upon the occurrence of an event of default by Tenant, notwithstanding anything herein to the contrary and whether or not Landlord terminates this Lease, Tenant shall promptly, upon request, reimburse Landlord for all costs and expenses reasonably incurred in enforcing this Lease, including reasonable attorneys’ fees.

9.7. Waiver of Redemption. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant’s being evicted or dispossessed for any cause, or in the event of Landlord’s obtaining possession of the Leased Premises, by reason for the violation by Tenant of any of the covenants or conditions of this Lease, or otherwise.

9.8. Defaults of Landlord. Should Landlord be in default under the terms of this Lease, Landlord shall cure such default within thirty (30) days after written notice of such default from Tenant, or in the event such default is of such a character as to require more than thirty (30) days to cure, Landlord shall use due diligence to cure such default.

9.9. Limitation of Landlord’s Liability. Any liability of Landlord under this Lease shall be limited solely to its interest in the Building and the Property, and in no event shall any personal liability be asserted against Landlord in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord. No directors, officers, employees, managers, members, partners, agents, shareholders or owners of any corporation, limited liability company or partnership which is Landlord shall have any personal liability arising from or in connection with this Lease.

9.10. Rights Cumulative. All rights and remedies of Landlord and Tenant herein enumerated shall be cumulative and none shall exclude any other right or remedy allowed by law, and said rights and remedies may be exercised and enforced concurrently and whenever and as often as occasion therefor arises.

10. MISCELLANEOUS

10.1. Subordination. At Landlord’s option, this Lease shall be subordinated to any existing mortgages covering the Leased Premises, any extension or renewal thereof, or to any new mortgages which may be placed thereon from time to time, provided, however, anything to the contrary contained herein notwithstanding, every such mortgage shall contain a provision that the mortgagee shall recognize the validity of this Lease in the event of foreclosure of the Landlord’s interest so long as Tenant shall not be in default under the terms of this Lease. Tenant shall execute whatever instruments may be required to effect such subordination.

10.2. Sale of Property. Landlord shall have the right at any time to sell, transfer or convey its interest in all or any portion(s) of the Property, and/or the improvements and buildings of which the Leased Premises are a part to any person, firm or corporation whatsoever, and upon any such sale, transfer or conveyances, Landlord shall cease to be liable under any covenant, condition or obligation imposed upon it by this Lease after the date of such transfer or conveyance, or any of the terms and provisions thereof; provided, however, that any such sale, transfer or conveyance shall be subject to this Lease and that all of Landlord’s covenants and obligations contained herein shall be binding upon the subsequent owner or owners thereof; and provided further that such transferee from Landlord shall in writing assume the obligations of Landlord hereunder.

10.3. Offset Statement. Within thirty (30) days after request therefor by Landlord or Tenant, or in the event that upon any sale, assignment or hypothecation of the Leased Premises and/or all or any portion(s) of the Building and/or the Property by Landlord an estoppel statement shall be required, the parties hereto agree to deliver in recordable form a certificate certifying (if such be the case) that this Lease is in full force and effect and that there are no defenses or offsets thereto, or stating those claimed.

10.4. Attornment. Tenant shall, in the event any proceedings are brought for the foreclosure of any mortgage made by Landlord covering the Leased Premises, attorn to the purchaser upon any such foreclosure and recognize such purchaser as Landlord under this Lease.

10.5. Recording. Landlord and Tenant agree to execute, concurrently with the execution of this Lease, a memorandum of this Lease in the form attached as Exhibit H, which Landlord shall cause to be recorded in the Office of the Register of Deeds of Dane County, Wisconsin. Following the expiration or earlier termination of this Lease, upon Landlord’s request, Tenant shall execute an instrument in recordable form confirming that this Lease has expired or terminated. Tenant’s obligations under this Section shall survive the expiration or termination of this Lease..

10.6. Excavations. In case any excavation shall be made for buildings or improvements or for any other purpose upon the land adjacent to or near the Leased Premises, Tenant will afford to Landlord, or the person or persons, firms or corporations causing or making such excavation, license to enter upon the Leased Premises for the purpose of doing such work as Landlord or such person or persons, firms or corporations shall deem to be necessary to preserve the walls or structures of the building from injury, and to protect the building by proper securing of foundations. Insofar as Landlord may have control over the same, all such work shall be done in a manner as will not materially interfere with the operation of Tenant’s business in the Leased Premises.

10.7. Access to Leased Premises. Tenant shall permit Landlord, its agents and employees, upon reasonable prior notice, to enter the Leased Premises at all reasonable times, for the purpose of making repairs, additions or alterations to the building in which the Leased Premises are located, or for the purpose of inspecting (including without limitation inspections for determining the compliance by any laboratory and animal operations with minimum health and safety requirements or standards) or for the purpose of posting notices of availability for rent without any rebate or abatement of rent and without any liability for any loss of occupation or quiet enjoyment of the Leased Premises. For purposes of this section, the standards set forth in the Guide for the Care and Use of Laboratory Animals (which outlines the rules and regulations of the Animal Welfare Act and the Public Health Service Policy on Human Care and Use of Laboratory Animals) shall constitute such minimum standards. In addition, upon the request of Landlord, Tenant will promptly, within ten (10) days of Landlord’s request, furnish to Landlord copies of all reports, filings and records required to be maintained by Tenant with respect to hazardous materials located or used in the Leased Premises, including all “Material Safety Data Sheets.” The exercise by Landlord of any of its rights under this provision shall not be deemed an eviction or disturbance of Tenant’s use and possession of the Leased Premises.

10.8. Quiet Enjoyment. If and so long as Tenant pays the Base Rent and Additional Rent reserved by this Lease and performs and observes all of the covenants and provisions hereof, Tenant shall quietly enjoy the Leased Premises, subject, however, to the terms of this Lease.

10.9. Notices. Any notice required or permitted under this Lease shall be deemed sufficiently given or served if sent by certified mail to Tenant at the address of the Leased Premises, and to Landlord at its office or such other place as it may designate in writing, and either party may by like written notice at any time and from time to time designate a different address to which notices shall subsequently be sent. Notices given in accordance with these provisions shall be deemed received when mailed.

10.10. Holding Over. Tenant shall surrender the Leased Premises upon the expiration or termination of the Lease as provided for in Section 4.7. In the event Tenant remains in possession of the Leased Premises after the expiration of this Lease, it shall be deemed to be occupying said Leased Premises as a Tenant from month-to-month. In addition to all other rights and remedies available to Landlord, Tenant shall be liable for the sum of any and all damages or costs incurred by Landlord in connection with Tenant’s hold over tenancy, including, but not limited to, damages related to obligations made by Landlord to any successor tenants of Landlord for occupation of the Leased Premises; provided however that in no event shall Tenant’s liability under this Section exceed the greater of (1) 150% of the Base Rent and Additional Rent due during the period of such holdover, or (2) Landlord’s costs or damages related to the inability to deliver any portion of the Leased Premises to a successor tenant and 150% of Base Rent and Additional Rent due.

10.11. Consents by Landlord. Unless another standard is expressly provided, whenever under this Lease provision is made for Tenant securing the written consent or approval of Landlord, such consent or approval will not be unreasonably withheld.

10.12. Successors and Assigns. The terms, covenants and conditions hereof shall be binding upon and inure to the successors in interest and assigns of the parties hereto.

10.13. Governmental Regulations. Tenant shall, at Tenant’s sole cost and expense, materially comply with all of the requirements of all city, county, municipal, state, federal and other applicable governmental authorities, including the ADA, now in force, or which may hereafter be in force, pertaining to signs, installations, repairs and business operations in the Leased Premises and shall faithfully observe all statutes now in force or which may hereafter be in force. At any time during the Term that Tenant is required to obtain a license from any local, state or federal regulatory body, for the use of hazardous materials, Tenant shall notify Landlord of the existence of such license and provide Landlord with a copy of such license. Upon termination of this Lease and prior to vacation of the Leased Premises, Tenant shall fully comply with all terms of such license and to the extent applicable, obtain a closure letter or similar written confirmation of compliance with all license terms and provide a copy of such letter or confirmation to Landlord.

10.14. Certain Expenses of Landlord. Any out-of-pocket expenses reasonably incurred by Landlord for purposes of considering or acting upon any request for consent or waiver under, or modification of, any of the provisions of this Lease, including reasonable attorney’s fees, shall be promptly reimbursed by Tenant upon Landlord’s request.

10.15. Attorney’s Fees. All costs and expenses, including reasonable attorneys’ fees, incurred by Landlord or Tenant in bringing or defending any claim, suit or cause of action commenced to enforce the obligations of the other party under this Lease shall be paid by the losing party to the prevailing party upon demand.

10.16. Patriot Act. Tenant hereby represents and warrants its compliance with all applicable anti-money laundering laws, including, without limitation, the USA Patriot Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”), including, without limitation, Executive Order 13224 (“Executive Order”). Tenant further represents and warrants (a) that it is not an entity on OFAC’s List of Specially Designated Nationals and Blocked Persons, and it is not owned or controlled by or acting for or on behalf of any person or entity on OFAC’s List of Specially Designated Nationals and Blocked Persons or any other list of persons or entities with whom Landlord is restricted by law from doing business; and (b) that it is not a person otherwise identified by government or legal authority as a person with whom Landlord is prohibited from transacting business. Tenant shall indemnify and hold Landlord harmless from and against any and all losses, damages, liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ fees and expenses) that are incurred by Landlord and/or its affiliates that derive from a claim made by a third party against Landlord and/or its affiliates arising from or alleged to arise from a misrepresentation made by Tenant hereunder or a breach of any covenant to be performed by Tenant hereunder.

10.17. Force Majeure. In the event that either Landlord or Tenant shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock outs, labor disputes, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reason of a like nature not attributable to the negligence or fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the unavoidable delay and the period for the performance of any such act shall be extended for an equivalent period. Provided, however, that this provision shall not operate to excuse Tenant from the timely payment of Base Rent and Additional Rent and other payments required by the terms of this Lease.

10.18. General. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent or of partnership or of joint venture or of any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of rent nor any other provisions contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant. No waiver of any default of Tenant or Landlord hereunder shall be implied from any omission by Landlord or Tenant any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. One or more waivers of any covenant, term or condition of this Lease by Landlord or Tenant shall not be construed as a waiver of a subsequent breach of the same covenant, term or conditions. The consent or approval by Landlord to or of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent or approval to or of any subsequent similar act by Tenant. The invalidity or unenforceability of any provision hereof shall not affect or impair any provision. The plural sense where there is more than one tenant and to either corporations, associations, partnership or individuals, male or females, shall in all instances be assumed as though in each case fully expressed. The laws of the State of Wisconsin shall govern the validity, performance and enforcement of this Lease. The submission of this Lease for examination does not constitute a reservation of or option for the Leased Premises and this Lease becomes effective as a Lease only upon execution and delivery thereof by Landlord and by Tenant. The headings contained herein are for convenience only and do not define, limit or construe the contents of the provisions hereof. All negotiations, representations and understandings between the parties are incorporated herein and may be modified or altered only by agreement in writing between the parties. This Lease may be executed in counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

10.19. No Option. The submission of this Lease for examination does not constitute a reservation of or option for the Leased Premises, and this Lease shall become effective only upon execution and delivery thereof by both parties.

10.20. Broker. Landlord and Tenant represent to each other that no broker or person is entitled to any commission by reason of the negotiation and execution of this Lease.

10.21. Financial Information. Unless Tenant is a publicly traded company, Tenant shall from time to time, within ten (10) business days after request by Landlord, deliver to Landlord financial statements (including balance statements and income/expense statements) for Tenant’s then most recent full and partial fiscal years immediately preceding such request, certified by an independent certified public accountant or Tenant’s chief financial officer and in form reasonably satisfactory to Landlord.

10.22. Entity Authority. If Tenant is an entity, each individual executing this Lease on behalf of said entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said entity, in accordance with a duly adopted resolution of the governing body of said entity, and that this Lease is binding upon said entity in accordance with its terms.

10.23. Rent Covenant. The covenant to pay rent, whether Base Rent or Additional Rent, or any other monies payable under this Lease, is hereby declared to be an independent covenant on the part of Tenant to be kept and performed, and no offset shall be permitted or allowed, except as otherwise provided in this Lease. Tenant’s covenant to pay such rent and other monies shall survive the expiration or earlier termination of this Lease.

10.24. Time of Essence. Time is of the essence regarding all timelines and dates for performing any covenants or obligations of this Lease.
11. ATTACHMENTS
11.1. Attachments. The following are attached hereto and made a part hereof with the same force and effect as if set forth in full herein:
(a) Exhibit A:Leased Premises.
(b) Exhibit B:The Property.
(c) Exhibit C:Parking District.
(d) Exhibit D:Rules and Regulations.
(e) Exhibit E:Description of Network Services.
(f) Exhibit F:Landlord’s Business and Trade Fixtures.
(g) Exhibit G:Determination of Fair Market Rental.
(h) Exhibit H:Memorandum of Lease

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal as of the day, month and year set forth below.

LANDLORD:		TENANT:

UNIVERSITY RESEARCH PARK, INCORPORATED		EXACT SCIENCES CORPORATION

By:	/s/ Aaron Olver	By:	/s/ D. Scott Coward
Name:	Aaron Olver	Name:	D. Scott Coward
Title:	Asst. Secretary/Treasurer	Title:	SVP, General Counsel, CAO and Secretary